[Chesapeake Utilities
Corporation Logo]

FOR IMMEDIATE RELEASE
March 5, 2008
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION ANNOUNCES IMPROVED
RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2007

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today announced a 26 percent increase in net income for the year ended December 31, 2007.  For the year ended December 31, 2007, the Company reported net income of $13.2 million, or $1.94 per share (diluted), compared to net income of $10.5 million, or $1.72 per share (diluted) for 2006.  The increase in earnings for the year reflects higher gross margin and operating income for the Company’s natural gas and propane segments resulting from continued customer growth, rate increases, and colder temperatures on the Delmarva Peninsula, which resulted in increased volumes sold to customers. The Company estimates that customer growth, rate increases, and colder weather contributed $5.6 million, $2.6 million, and $2.0 million, respectively, to gross margin during 2007.

“2007 was an excellent year for the Company, and the financial results demonstrate the fundamental strength of our core business activities,” stated John R. Schimkaitis, President and Chief Executive Officer of Chesapeake Utilities Corporation.  “The growth in our transmission and distribution operations continues to drive strong financial results as we benefitted from a 12.7 percent increase in earnings per share in 2007.  While we are not immune from the state of the national economy, we expect that the capital investment and customer growth opportunities in our service territories will continue to provide attractive opportunities for earnings and dividend growth.”

For the fourth quarter of 2007, the Company’s net income was $4.1 million, or $0.60 per share (diluted), compared to net income of $3.9 million, or $0.62 per share (diluted), for the fourth quarter of 2006.  While net income grew by approximately 4 percent, earnings per share declined due to an increase of approximately 473,000 in the weighted average shares outstanding at December 31, 2007.

Highlights for the fourth quarter of 2007 included:

•
Gross margin for the Company’s natural gas transmission operation, Eastern Shore Natural Gas Company (“Eastern Shore”), increased by approximately $500,000 over the fourth quarter 2006 due to the implementation of additional firm transportation services in November of 2006 and 2007.

•
On November 1, 2007, Eastern Shore completed construction and placed into service the Phase II facilities (approximately 4 miles) of its 2006-2008 Expansion Project.  These additional facilities provide for 8,300 dekatherms of additional firm capacity per day and an annualized gross margin contribution of $1.2 million.

•
Period-over-period customer growth in the natural gas and propane businesses remained strong, although a slowdown has begun as a result of the slumping housing market.  The Delmarva natural gas distribution operations delivered a six percent increase in residential customers over the fourth quarter of 2006, and the Delmarva propane Community Gas Systems (“CGS”) generated a 23 percent increase in customers over the fourth quarter of 2006.

•	Continued capital investment to support customer growth resulted in an increase of $5.7 million in net property, plant and equipment during the quarter.

The discussions of the results for the periods ended December 31, 2007 and 2006 use the terms “gross margin.” “Gross margin” is a non-GAAP financial measure that management uses to evaluate the performance of its business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Supplemental Income Statement Data chart below.

Comparative results for the quarters ended December 31, 2007 and 2006

Operating income rose by eight percent to $8.8 million for the fourth quarter of 2007, compared to $8.2 million for the same period in 2006, while gross margin increased $2.8 million, or 13 percent, compared to the fourth quarter of 2006.  The increases in operating income and gross margin were primarily driven by continued customer growth and increased rates charged to our natural gas and propane customers.

Natural Gas Operations

Natural gas operating income for the quarter increased by $281,000, or four percent, on higher gross margin of $1.8 million, compared to the fourth quarter of 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the three months ended December 31, 2006	$14,535,000

Increased capacity and customer growth	968,000
Rate increases	592,000
Weather	89,000
Other	120,000

Gross margin for the three months ended December 31, 2007	$16,304,000

▪
The natural gas segment benefited from additional firm transportation capacity and strong customer growth as it added $968,000 to gross margin during the fourth quarter of 2007 compared to the fourth quarter of 2006.  This growth is primarily due to the natural gas transmission operations as the new transportation capacity contracts implemented in November of 2006 and 2007 contributed $500,000 of additional gross margin.  The Delmarva natural gas distribution operations also experienced growth, primarily in residential and commercial customers, which contributed $468,000 to gross margin in the fourth quarter of 2007 compared to the fourth quarter of 2006.

▪
Rate increases for the Company’s Delaware and Maryland natural gas distribution operations and for the natural gas transmission operation contributed an additional $592,000 to gross margin in the fourth quarter of 2007 compared to the fourth quarter of 2006.

▪
Weather contributed to the increase in gross margin in the fourth quarter of 2007 compared to the prior year, as temperatures on the Delmarva Peninsula were six percent colder in 2007. The Company estimates that the colder temperatures contributed approximately $89,000 to gross margin when compared to 2006.

Other operating expenses for the natural gas segment increased by $1.5 million, or 18 percent in the fourth quarter of 2007 compared to the same period in 2006, primarily due to higher costs to support the continued customer growth and to comply with the new federal pipeline integrity regulations.  The costs associated with customer growth include higher payroll and incentive compensation, benefits, depreciation, and property taxes.

Propane Operations

The propane segment’s operating income for the quarter increased by $247,000, or 18 percent, on gross margin growth of $804,000, compared to the fourth quarter of 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the three months ended December 31, 2006	$5,303,000

Increase in margins	245,000
Increases in wholesale marketing	181,000
Weather	166,000
Other	212,000

Gross margin for the three months ended December 31, 2007	$6,107,000

▪
Higher margin per retail gallon of propane sold led to a $245,000 increase in gross margin in the fourth quarter of 2007 compared to the same period in 2006.  Gross margin per retail gallon increased as a result of market prices for propane, during the current quarter, rising to levels above the Company’s inventory price per gallon.

▪
Price volatility in the wholesale propane market created increased market opportunities for the Company’s wholesale marketing operation, which led to a $181,000 gross margin increase from these activities during the fourth quarter of 2007.

▪
Colder weather increased volumes sold during the fourth quarter of 2007, which contributed an additional $166,000 in gross margin for the Delmarva propane distribution operation compared to the fourth quarter of 2006.  Temperatures on the Delmarva Peninsula were six percent colder during the fourth quarter of 2007 compared to the same period in 2006.

Operating expenses for the propane unit increased by $557,000, or 14 percent, for the fourth quarter of 2007 when compared to the fourth quarter of 2006.  Higher expenses were primarily a result of increases in payroll and incentive compensation, health care costs, propane tank maintenance and recertifications, and depreciation expense.

Advanced Information Services

The advanced information services segment experienced gross margin growth of approximately $376,000, or 26 percent, and generated an additional $112,000 in operating income for the fourth quarter of 2007.  The improved gross margin reflects an increase in consulting revenues, as the number of billable hours increased by eight percent, as well as additional income from Managed Database Administration (“MDBA”) services. The advanced information services segment began the MDBA service in 2006 to provide third parties with professional database monitoring and support solutions.  The period-over-period increases in revenue and gross margin were partially offset by increases in other operating expenses.  The higher operating expenses are primarily due to costs to support the segment’s growth.

Interest Expense
Interest expense for the fourth quarter of 2007 increased by approximately $260,000, or 18 percent, compared to the same period in 2006. The higher interest expense was primarily due to a higher amount of interest capitalized, rather than expensed, in the fourth quarter of 2006 for debt that was incurred on capital projects.  This is the result of fewer capital projects in the fourth quarter of 2007 compared to the same period in 2006, which resulted in lower average outstanding debt of $1.2 million during the period.

Comparative results for the year ended December 31, 2007 and 2006

Operating income for 2007 rose to $28.1 million from $23.3 million in 2006, an increase of $4.8 million, or 20 percent, while gross margin increased $12.0 million, or 16 percent, compared to 2006.  The improvements in operating income and gross margin were primarily due to continued customer growth, increased rates, and the positive impact of colder weather experienced in 2007.

Natural Gas Operations

Natural gas operating income increased $2.8 million, or 14 percent, on higher gross margin of $7.2 million, compared to 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the year ended December 31, 2006	$52,426,000

Increased capacity and customer growth	4,969,000
Rate increases	1,411,000
Weather	819,000
Other	27,000

Gross margin for the year ended December 31, 2007	$59,652,000

▪
The natural gas segment continues to benefit from additional firm transportation capacity and strong customer growth.  The natural gas transmission operation contributed an additional $3.3 million in gross margin during the period from new transportation capacity contracts implemented in November of 2006 and 2007.  Customer growth for the Delmarva and Florida natural gas distribution operations also contributed an additional $1.7 million to gross margin in 2007 compared to the prior year.

▪	Rate increases for the Company’s Maryland and Delaware natural gas distribution operations and its natural gas transmission operation contributed $1.4 million in additional gross margin in 2007.

▪
Weather contributed to the increase in gross margin in 2007 compared to the prior year, as temperatures on the Delmarva Peninsula were 15 percent colder in 2007. The Company estimates that the colder temperatures contributed approximately $819,000 to gross margin when compared to 2006.

Other operating expenses for the natural gas segment increased $4.5 million, or 14 percent, for 2007 compared to the prior year, due primarily to costs to support customer growth and new federal pipeline integrity regulations, including higher payroll and incentive compensation, benefits, outside services, depreciation, property taxes, and regulatory expenses.

Propane Operations

Propane operating income for 2007 increased by $2.0 million, or 78 percent, on gross margin growth of $4.0 million, compared to 2006. Factors contributing to the period-over-period increase in gross margin include:

Gross margin for the year ended December 31, 2006	$17,796,000

Increase in margins	1,184,000
Weather	1,147,000
Increases in wholesale marketing	677,000
Growth	665,000
Other	331,000

Gross margin for the year ended December 31, 2007	$21,800,000

▪
Gross margin increased by $1.2 million in 2007 compared to the prior year because of improvements in the average gross margin per retail gallon. Gross margin per retail gallon increased as a result of market prices for propane rising to levels greater than the Company’s average inventory price per gallon.

▪
Temperatures on the Delmarva Peninsula were 15 percent colder during 2007 compared to 2006, which contributed to increased sales of 1.7 million gallons, or nine percent, in 2007 compared to the prior year. The Company estimates that the colder weather and increased volumes sold contributed $1.1 million to gross margin for the Delmarva propane distribution operation compared to 2006.

▪
Gross margin for the Company’s propane wholesale marketing operation increased by $677,000 for 2007 compared to 2006. The higher gross margin reflects increased market opportunities that arose in 2007 due to price volatility in the propane wholesale market.

▪
The propane segment also experienced growth as the volumes sold in 2007 increased by 1.0 million gallons, or six percent.  This increase in gallons sold contributed approximately $665,000 to gross margin compared to 2006.  Contributing to the increase in gallons sold is the continued customer growth for the Delmarva CGS. The average number of CGS customers increased by 972 to a total count of approximately 5,330, or a 22 percent increase, compared to 2006.

Other operating expenses of the propane segment increased for 2007 by $2.0 million, or 13 percent, compared to 2006, primarily due to an increase in costs to support customer growth, including higher payroll and incentive compensation, benefits, depreciation, mains rental fees, and tank maintenance and recertifications. This expense variation was magnified by the one-time recovery of $387,000 in fixed costs in 2006 from one of our propane suppliers in response to a propane contamination incident in March 2006, which resulted in lower expenses in 2006.

Advanced Information Services

The advanced information services segment experienced gross margin growth of approximately $1.4 million, or 25 percent.  Period-over-period increases in revenue and gross margin were partially offset by increases in other operating expenses. Consequently, operating income increased by $69,000 compared to 2006. The improved gross margin reflects an increase in consulting revenues, as the number of billable hours increased by 15 percent, as well as additional income from MDBA services. The higher operating expenses are due primarily to an increase in costs as a result of higher sales and increased staffing levels to support the growth and an increase of $228,000 in allowance for an uncollectible account associated with one customer in the mortgage lending industry that filed for bankruptcy in the third quarter of 2007.

Interest Expense

Interest expense for 2007 increased approximately $816,000, or 14 percent, compared to the prior year. The higher interest expense was primarily due to the following:

▪	As a result of fewer capital projects during 2007, the amount of interest expense capitalized for debt incurred on capital projects in 2006 was $469,000 higher than the amount capitalized in 2007.

▪
An increase in average long-term debt in 2007 compared to 2006, partially offset by lower average interest rates on long-term debt.  The increase in the long-term debt is related to the placement of $20 million of 5.5 percent Senior Notes in October 2006.

▪	Other interest costs increased by $229,000 in 2007 compared to 2006 as the Company accounted for interest on temporary rates with customers and over-collected purchase gas costs.

▪
Partially offsetting the previously stated increases to interest expense was the decrease of interest on short-term borrowings as the average borrowing balance decreased by $6.3 million in 2007 compared to 2006.

Condensed Consolidated Statements of Income
For the Periods Ended December 31, 2007 and 2006
Dollars in Thousands Except Per Share Amounts
(Unaudited)

	Fourth Quarter		Year to Date
	2007	2006	2007	2006
Operating Revenues	$70,839	$60,805	$258,286	$231,200

Operating Expenses
Cost of sales, excluding costs below	46,857	39,622	170,848	155,810
Operations	10,903	9,111	42,273	36,670
Maintenance	547	563	2,204	2,104
Depreciation and amortization	2,232	2,185	9,060	8,244
Other taxes	1,484	1,153	5,787	5,040
Total operating expenses	62,023	52,634	230,172	207,868
Operating Income	8,816	8,171	28,114	23,332
Other income (loss), net of other expenses	14	58	291	189
Interest charges	1,700	1,440	6,590	5,774
Income Before Income Taxes	7,130	6,789	21,815	17,747
Income taxes	3,051	2,824	8,597	6,999
Income from Continuing Operations	4,079	3,965	13,218	10,748
Gain (loss) from discontinued
operations, net of income taxes	2	(31)	(20)	(241)
Net Income	$4,081	$3,934	$13,198	$10,507

Weighted Average Shares Outstanding:
Basic	6,773	6,292	6,743	6,032
Diluted	6,881	6,408	6,855	6,155

Earnings (Loss) Per Share - Basic
From continuing operations	$0.60	$0.63	$1.96	$1.78
From discontinued operations	-	-	-	(0.04)
Net Income	$0.60	$0.63	$1.96	$1.74

Earnings (Loss) Per Share - Diluted
From continuing operations	$0.60	$0.62	$1.94	$1.76
From discontinued operations	-	-	-	(0.04)
Net Income	$0.60	$0.62	$1.94	$1.72

Supplemental Income Statement Data
For the Periods Ended December 31, 2007 and 2006
Dollars in Thousands
(Unaudited)

	Fourth Quarter		Year to Date
	2007	2006	2007	2006
Gross Margin (1)
Natural Gas	$16,304	$14,535	$59,652	$52,426
Propane	6,106	5,303	21,800	17,796
Advanced Information Services	1,821	1,445	6,839	5,486
Other	(249)	(100)	(853)	(318)
Total Gross Margin	$23,982	$21,183	$87,438	$75,390

Operating Income
Natural Gas	$6,758	$6,477	$22,485	$19,733
Propane	1,615	1,368	4,498	2,534
Advanced Information Services	370	257	836	767
Other	73	69	295	298
Total Operating Income	$8,816	$8,171	$28,114	$23,332

Heating Degree-Days — Delmarva Peninsula
Actual	1,513	1,429	4,504	3,931
10-year average (normal)	1,557	1,575	4,376	4,372

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased gas cost for natural gas and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which is determined in accordance with Generally Accepted Accounting Principles (“GAAP”). Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Condensed Consolidated Balance Sheets
Dollars and Share Amounts in Thousands
(Unaudited)

Assets	December 31, 2007	December 31, 2006

Property, Plant and Equipment
Natural gas	$289,706	$269,013
Propane	48,506	44,792
Advanced information services	1,158	1,054
Other plant	8,568	9,147
Total property, plant and equipment	347,938	324,006
Less: Accumulated depreciation and amortization	(92,414)	(85,010)
Plus: Construction work in progress	4,899	1,829
Net property, plant and equipment	260,423	240,825

Investments	1,909	2,016

Current Assets
Cash and cash equivalents	2,593	4,488
Accounts receivable (less allowance for uncollectible
accounts of $952 and $662, respectively)	72,218	44,969
Accrued revenue	5,265	4,325
Propane inventory, at average cost	7,629	7,187
Other inventory, at average cost	1,281	1,565
Regulatory assets	1,575	1,276
Storage gas prepayments	6,042	7,393
Income taxes receivable	1,237	1,079
Deferred income taxes	2,155	1,365
Prepaid expenses	3,497	2,281
Mark-to-market energy assets	7,812	1,380
Other current assets	148	174
Total current assets	111,452	77,482

Deferred Charges and Other Assets
Goodwill	674	674
Other intangible assets, net	178	192
Long-term receivables	741	824
Other regulatory assets	2,539	1,765
Other deferred charges	3,641	1,216
Total deferred charges and other assets	7,773	4,671

Total Assets	$381,557	$324,994

Capitalization and Liabilities	December 31, 2007	December 31, 2006

Capitalization
Stockholders' equity
Common Stock, par value $0.4867 per share
(authorized 12,000 shares)	$3,298	$3,255
Additional paid-in capital	65,592	61,960
Retained earnings	51,538	46,271
Accumulated other comprehensive income	(851)	(334)
Deferred compensation obligation	1,404	1,119
Treasury stock	(1,404)	(1,119)
Total stockholders' equity	119,577	111,152

Long-term debt, net of current maturities	63,255	71,050
Total capitalization	182,832	182,202

Current Liabilities
Current portion of long-term debt	7,656	7,656
Short-term borrowing	45,664	27,554
Accounts payable	54,893	33,871
Customer deposits and refunds	10,037	7,502
Accrued interest	866	832
Dividends payable	1,999	1,939
Accrued compensation	3,400	2,901
Regulatory liabilities	6,301	4,199
Mark-to-market energy liabilities	7,739	1,371
Other accrued liabilities	2,501	2,636
Total current liabilities	141,056	90,461

Deferred Credits and Other Liabilities
Deferred income taxes	28,796	26,517
Deferred investment tax credits	278	328
Other regulatory liabilities	1,136	1,236
Environmental liabilities	835	212
Accrued pension costs	2,513	1,608
Accrued asset removal cost	20,250	18,411
Other liabilities	3,861	4,019
Total deferred credits and other liabilities	57,669	52,331

Total Capitalization and Liabilities	$381,557	$324,994

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Cautionary Statement in the Company’s report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Chesapeake Utilities Corporation is a diversified utility company engaged in natural gas distribution, transmission and marketing, propane gas distribution and wholesale marketing, advanced information services and other related services. Information about Chesapeake's businesses is available on the World Wide Web at www.chpk.com.

For more information, contact:
Michael P. McMasters
Senior Vice President & Chief Financial Officer
302.734.6799